UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2020

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed, FCE FuelCell Energy Ltd. (“FCE Ltd.”), one of FuelCell Energy, Inc.’s (the “Company”) indirect subsidiaries, had 1,000,000 Class A Preferred Shares (the “Series 1 Preferred Shares”) issued and outstanding, all of which were held by Enbridge, Inc. (“Enbridge”). The Company guaranteed the return of principal and dividend obligations of FCE Ltd. to Enbridge, as the holder of the Series 1 Preferred Shares, pursuant to a Guarantee, dated May 27, 2004, made by the Company in favor of Enbridge, as amended by the Guarantee Amending Agreement dated April 1, 2011 and effective as of January 1, 2011 between the Company and Enbridge (the “Guarantee”). The Chairman of the Company’s Board of Directors, James H. England, currently serves as a director on the Enbridge board of directors.

Also as previously disclosed, on January 20, 2020, the Company, FCE Ltd. and Enbridge entered into a letter agreement (the “January 2020 Letter Agreement”), pursuant to which they agreed to amend the articles of FCE Ltd. relating to and setting forth the terms of the Series 1 Preferred Shares to: (i) remove the provisions of the articles permitting or requiring the issuance of shares of the Company’s common stock in exchange for the Series 1 Preferred Shares or as payment of amounts due to the holders of the Series 1 Preferred Shares, (ii) remove certain provisions of the articles relating to the redemption of the Series 1 Preferred Shares, (iii) increase the annual dividend rate, commencing on January 1, 2020, to 15%, (iv) extend the final payment date for all accrued and unpaid dividends and all return of capital payments (i.e., payments of the principal redemption price) from December 31, 2020 to December 31, 2021, (v) clarify when dividend and return of capital payments are to be made in the future and extend the quarterly dividend and return of capital payments through December 31, 2021 (which were previously to be paid each quarter through December 31, 2020), (vi) remove certain terms and provisions of the articles that are no longer applicable, and (vii) make other conforming changes to the articles. In addition, the parties agreed to amend the Guarantee as necessary or as the parties may mutually agree, in either case, in order to be consistent with such amended articles and to maintain the Company’s guarantee of FCE Ltd.’s obligations under the Series 1 Preferred Shares. The articles of FCE Ltd. were amended and filed in accordance with the provisions of the January 2020 Letter Agreement on March 26, 2020. Under the amended articles, FCE Ltd. continued to be required to make (a) annual dividend payments of Cdn. $500,000 and (b) annual return of capital payments of Cdn. $750,000.

On December 16, 2020, the Company and FCE Ltd. delivered a payoff letter (the “Payoff Letter”) to Enbridge, which Payoff Letter was executed by Enbridge on December 17, 2020, pursuant to which the Company confirmed its intent to pay the amounts owed to Enbridge under the terms of the Series 1 Preferred Shares (the “Obligation”) on or before December 31, 2020 in accordance with its obligations under the Guarantee because FCE Ltd. does not have sufficient cash to pay the Obligation. As of December 31, 2020, the amount owed to Enbridge under the Series 1 Preferred Shares totaled Cdn. $27.4 million, which included Cdn. $4.3 million of principal and Cdn. $23.1 million of accrued dividends. Under the terms of the Payoff Letter, each of the parties, on behalf of itself and each of its affiliates and subsidiaries, agreed that, upon the payoff of the Obligation, each of the parties, on behalf of itself and each of its affiliates and subsidiaries, unconditionally released each of the other parties and their respective affiliates and subsidiaries and their respective officers, directors, managers, employees, shareholders, members, agents, attorneys and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date of the Payoff Letter, which are based upon, arise under or are related to the Series 1 Preferred Shares, the Guarantee or the January 2020 Letter Agreement or any documents, agreements, dealings or other matters connected with any of the foregoing.

On December 18, 2020, the Company remitted payment totaling Cdn. $27.4 million to Enbridge. The foregoing payment amount in U.S. dollars totaled approximately $21.5 million. Concurrent with receipt of the payment from the Company, Enbridge surrendered its shares in FCE Ltd., and the Guarantee and the January 2020 Letter Agreement were terminated. Pursuant to the Payoff Letter, the transaction is deemed to have occurred on December 31, 2020.

The foregoing description of the Payoff Letter is qualified in its entirety by reference to the Payoff Letter, a copy of which is filed as Exhibit 10.1 to this Current Report

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits:

Exhibit No.	Description

10.1	Payoff Letter, dated December 16, 2020, between FuelCell Energy, Inc., FCE FuelCell Energy Ltd., and Enbridge Inc. with respect to the Class A Preferred Shares of FCE FuelCell Energy Ltd.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 21, 2020	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer and Treasurer